Exhibit 99.1

Hampden Bancorp, Inc. Reports Record Earnings Per Share and Declares a 20% Increase in Cash Dividend

SPRINGFIELD, Mass.--(BUSINESS WIRE)--August 6, 2013--Hampden Bancorp, Inc. (the “Company”) (NASDAQ: HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and twelve months ended June 30, 2013.

Inclusive of costs associated with a management restructure, which totaled $310,000, or $0.03 per fully diluted share, net income was $3.0 million for the year ended June 30, 2013, or $0.54 per fully diluted share as compared to $3.0 million, or $0.51 per fully diluted share, for the same period in 2012. After a restructure to its senior management team in June 2013, the Company eliminated two senior vice president positions. The $0.03 increase in diluted earnings per share (“EPS”) to $0.54 represents the largest fiscal year EPS performance by Hampden Bancorp, Inc. since its inception.

Glenn S. Welch, CEO and President stated, “We are proud to have delivered record earnings per share performance in the midst of a challenging interest rate environment. We recognized that in light of the industry-wide threat to net interest margins, we needed to pursue a multi-pronged strategy of eliminating targeted expenses, delivering core relationship-based balance sheet growth, and continuing our disciplined capital management process of returning capital to shareholders through stock buybacks and dividends. We believe our continued vigilance in targeting non-interest expenses, coupled with our robust business pipeline will position us to achieve greater levels in operating efficiency as we move forward.”

Year Ended June 30, 2013

The Company had a $42,000 decrease in net income for the year ended June 30, 2013 to $3.0 million, or $0.54 per fully diluted share, as compared to $3.0 million, or $0.51 per fully diluted share, for the same period in 2012.

Non-interest expense increased $554,000, or 3.2%, for the year ended June 30, 2013 compared to the year ended June 30, 2012 partially due to the cost associated with the restructure. There was also a $429,000 increase in data processing services for the year ended June 30, 2013 compared to the same period in 2012 due to increased contractual fees, increased transaction volume, and inclusion of additional electronic processing costs. A partial offset to these increases was a $93,000 decrease in advertising expenses for the year ended June 30, 2013 compared to the same period in 2012.

The Company had a decrease in net interest income of $206,000 for the year ended June 30, 2013 compared to the year ended June 30, 2012. For the year ended June 30, 2013, interest expense decreased by $279,000, or 4.8%, compared to the year ended June 30, 2012. This decrease in interest expense included a decrease in deposit interest expense of $533,000 due to a decrease in rates which was partially offset by an increase in borrowing interest expense of $254,000 due to an increase in balances. Interest and dividend income decreased $485,000, or 2.0%, for the year ended June 30, 2013 compared to the same period last year mainly due to a $235,000 decrease in loan interest income and a $267,000 decrease in investment income. The net interest margin declined to 3.14% in 2013 compared to 3.50% in 2012.

The provision for loan losses increased $250,000 for the year ended June 30, 2013 compared to the same period in 2012 primarily due to an increase in loan balances, as well as increases in non-accrual loans. For the year ended June 30, 2013 there was an increase in total non-interest income of $962,000 compared to the year ended June 30, 2012. During the year ended June 30, 2013, the Company had a $114,000 gain on the sale of securities as well as a gain on the sale of loans of $910,000 compared to $625,000 for the same period in 2012. For the year ended June 30, 2013 there was a $246,000, or 59.4%, increase in other non-interest income which was mainly due to an increase in excess mortgage servicing fees; and a $277,000, or 16.2%, increase in customer service fees compared to the same period in 2012. Our combined federal and state effective tax rate was 37.4% for the year ended June 30, 2013 compared to 37.2% for the same period in 2012.

Three Months Ended June 30, 2013

Net income of $618,000, or $0.11 per fully diluted share, inclusive of the restructure costs described above of $310,000, or $0.03 per share, decreased $291,000 for the three months ended June 30, 2013 compared to $909,000, or $0.16 per fully diluted share, for the same period in 2012. For the three month period ended June 30, 2013, non-interest expense increased by $224,000, or 5.3%, compared to the three month period ended June 30, 2012 mainly due to the cost associated with the restructure. The Company had a decrease in net interest income of $75,000, or 1.6%, for the three months ended June 30, 2013 compared to the same period in 2012 due to a decrease in the net interest margin from 3.39% to 3.10%. For the three month period ended June 30, 2013, interest expense decreased by $104,000, or 7.3%, compared to the three month period ended June 30, 2012. Interest and dividend income decreased $179,000, or 2.9%, for the three months ended June 30, 2013 compared to the same period last year. The provision for loan losses increased $350,000 for the three month period ended June 30, 2013 compared to the same period in 2012 due to the increase in loan balances, as well as increases in non-accrual loans. For the three months ended June 30, 2013 there was an increase in total non-interest income of $77,000 compared to the three months ended June 30, 2012 mainly due to a $96,000 increase in customer service fees. During the three months ended June 30, 2013, the Company had a $20,000, or 11.1%, decrease in the gain on sales of loans to $162,000 compared to $182,000 for the same period in 2012. Our combined federal and state effective tax rate was 36.0% for the three months ended June 30, 2013 compared to 40.8% for the same period in 2012.

Balance Sheet

The Company’s total assets increased $37.0 million, or 6.0%, from $616.0 million at June 30, 2012 to $653.0 million at June 30, 2013. Net loans, including loans held for sale, increased $44.4 million, or 10.9%, to $451.6 million at June 30, 2013. The majority of the loan increase was in the commercial loan portfolio, which increased $41.2 million, or 21.6%, in total from June 30, 2012 to June 30, 2013. Commercial construction loans increased $18.8 million, commercial real estate loans increased $14.4 million and commercial loans increased $8.0 million. The majority of the commercial construction loans are written to become permanent financing. The Company’s strategy continues to be focused on obtaining business loans. Our local focus and ability to involve all levels of senior management combined with a capability to turn around loan decisions quickly has allowed our loan growth to out-pace the market and many peers without sacrificing loan quality or underwriting standards. As of June 30, 2013, the Company had a $59.3 million increase in total outstanding loan commitments to $155.6 million compared to $96.3 million at June 30, 2012.

Non-performing assets totaled $5.2 million or 0.80% of total assets, at June 30, 2013 compared to $4.1 million, or 0.67% of total assets, at June 30, 2012. Total non-performing assets included $4.0 million of non-performing loans and $1.2 million of other real estate owned. From June 30, 2012 to June 30, 2013, commercial non-performing loans have increased $1.4 million; residential mortgage non-performing loans have increased $139,000; consumer, including home equity and manufactured homes, non-performing loans have increased $237,000; and commercial real estate non-performing loans have decreased $70,000. The increase in commercial non-accrual loans is due to one commercial loan with a $1.5 million balance. The Company believes that this loan is well secured and this situation is temporary. Impaired loans totaled $15.0 million as of June 30, 2013, of which $11.5 million, or 77.0%, are current with all payment terms. The Company has established $92,000 in specific reserves for impaired loans. When looking at the allowance for loan losses to total loans ratio of 1.20% and the allowance for loan losses to non-performing loans ratio of 136.06% at June 30, 2013, management believes the allowance is sufficient to cover estimated losses.

Total liabilities increased $40.5 million, or 7.7%, from $528.8 million at June 30, 2012 to $569.3 million at June 30, 2013. Deposits increased $40.0 million, or 9.2%, to $474.8 million at June 30, 2013 from $434.8 million at June 30, 2012. Money market accounts increased $28.1 million, demand deposits increased $13.9 million, savings accounts increased $7.8 million, and NOW accounts increased $2.6 million. Certificates of deposits decreased $12.5 million. The Company’s focus remains to increase core deposits and reduce its time deposits.

Short-term borrowings, including repurchase agreements, decreased $5.8 million, or 56.3%, to $4.5 million at June 30, 2013 from $10.3 million at June 30, 2012. This decrease consisted of a decrease of $7.3 million in repurchase agreements offset by an increase of $1.5 million in short-term borrowings. In June 2013, the Company converted all repurchase agreement contracts with customers to other products. Long-term debt increased $5.8 million, or 7.6%, to $82.5 million at June 30, 2013 from $76.7 million at June 30, 2012.

Stockholders’ equity decreased $3.5 million, or 4.0%, to $83.7 million at June 30, 2013 from $87.2 million at June 30, 2012. During the twelve months ended June 30, 2013, the Company purchased 357,005 shares of Company stock for $5.0 million at an average price of $14.13 per share pursuant to the Company’s previously announced stock repurchase programs. In addition, the Company repurchased 13,719 shares of Company stock, at an average price of $16.60 per share, in the year ended June 30, 2013 in connection with the vesting of certain restricted stock grants issued pursuant to our 2008 Equity Incentive Plan. The Company repurchased these shares from the employee plan participants for settlement of tax withholding obligations. There was also a $1.8 million decrease in accumulated other comprehensive income from June 30, 2012 to June 30, 2013. Partial offsets to the increase in treasury stock and decrease in accumulated other comprehensive income were a $2.0 million increase in retained earnings, a $931,000 increase in additional paid in capital, a $424,000 decrease in ESOP unearned compensation and a $209,000 decrease in equity incentive plan unearned compensation. Our ratio of capital to total assets decreased to 12.8% at June 30, 2013 compared to 14.2% at June 30, 2012. The Company’s book value as of June 30, 2013 was $14.86 compared to $14.60 at June 30, 2012.

Glenn S. Welch, CEO and President continued, “During our fiscal year ended June 30, 2013 compared to 2012, the Company saw improvements in its return on average equity, efficiency ratio and non-interest income to average total assets ratios. However, for the comparable quarter end June 30, 2013 to 2012, we did see a decline in our return on average assets and return on average equity as our net income declined by 32% driven by the restructure costs and continued margin compression. The Bank was able to make up for some of this decline with greater non-interest income. We also increased our dividend payout to 34.2% in fiscal 2013 from 27.7% in the prior year.

For the fiscal year 2013, we controlled expenses well as our non-interest expense to average total assets declined from last year, even with the restructure costs. We continue to look at efficiencies throughout the Company and are eliminating over five open positions. We are able to eliminate these positions by leveraging our existing senior managers and employees to reorganize their workloads in a more efficient manner. The majority of the costs related to our 2008 Equity Incentive Plan are finalized and we expect savings of approximately $750,000 on an annualized basis going forward. The Bank is reviewing vendor contracts, branch hours, and employee cost saving suggestions in an effort to further control or reduce expenses.

The Bank is showing strong loan demand, up 10.9% for the year ended June 30, 2013 compared to 2012. The majority of the growth is in the commercial lending area, which is up 21.6% for the year. Commercial loan yields are higher than most categories of loans within the bank’s loan portfolio and should halt and possibly improve the margin decline trend. The Bank sold the majority of its long-term residential mortgages to protect itself from interest rate risk and to generate significant fee income. The residential housing season is in full swing and with the current low interest rate environment, it is expected that we will continue to see a recovery in our market and greater purchase demand. The recent fluctuations in rates may also increase mortgage activity as those that have not yet refinanced may finally do so in fear of higher rates in the future. The Bank also rolled out a new deposit fee schedule during the fourth quarter increasing many fees while remaining competitive within our market.

The outstanding commitments and backlogs within the residential and commercial portfolios continue to be at an all-time high and we ended our fiscal year with record growth in our loan portfolio since we became a public company. We anticipate that the greater loan assets on our books, the greater fee income we generate, combined with the continued expense control will allow us to have a stronger year than our fiscal 2013. We believe there is strong momentum to continue our growth in assets, profitability, and return to our shareholders.”

The Company announced today that the Board of Directors of the Company declared a 20% increase in the quarterly cash dividend to $0.06 per common share, payable on August 30, 2013, to shareholders of record at the close of business on August 16, 2013.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At June 30,	At June 30,
	2013	2012
Selected Financial Condition Data:	(In Thousands)

Total assets	$652,962	$615,957
Loans, net (1)	451,621	407,271
Securities	138,730	143,851
Deposits	474,798	434,832
Short-term borrowings, including repurchase agreements	4,500	10,315
Long-term debt	82,492	76,661
Total stockholders' equity	83,659	87,160

(1) Includes loans held for sale of $1.3 million at June 30, 2013, and $927,000 at June 30, 2012.

	For The Three Months Ended June 30,		For The Year Ended June 30,
	2013	2012	2013	2012
Selected Operating Results:	(In thousands, except share data)		(In thousands, except share data)

Interest and dividend income, including fees	$6,094	$6,273	$24,348	$24,833
Interest expense	1,317	1,421	5,485	5,764
Net interest income	4,777	4,852	18,863	19,069
Provision for loan losses	350	-	675	425
Net interest income after provision for loan losses	4,427	4,852	18,188	18,644
Non-interest income	824	708	3,178	2,596
Gain on sales of securities and loans, net	162	201	1,024	644
Non-interest expense	4,448	4,224	17,639	17,085
Income before income tax expense	965	1,537	4,751	4,799
Income tax expense	347	628	1,777	1,783
Net income	$618	$909	$2,974	$3,016

Basic earnings per share	$0.12	$0.16	$0.55	$0.52
Basic weighted average shares outstanding	5,372,849	5,569,599	5,414,851	5,806,977

Diluted earnings per share	$0.11	$0.16	$0.54	$0.51
Diluted weighted average shares outstanding	5,519,703	5,650,147	5,548,150	5,888,590

	For The Three Months Ended June 30,		For The Year Ended June 30,
	2013	2012	2013	2012
Selected Ratios:

Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.38%	0.59%	0.46%	0.52%
Return on average equity (ratio of net income to average equity)	2.85%	4.15%	3.41%	3.37%
Average interest rate spread (2)	2.88%	3.14%	2.91%	3.21%
Net interest margin (3)	3.10%	3.39%	3.14%	3.50%
Efficiency ratio (4)	77.18%	73.32%	76.48%	76.58%
Non-interest expense to average total assets	2.71%	2.76%	2.75%	2.94%
Non-interest income to average total assets	0.60%	0.59%	0.66%	0.56%
Dividend pay-out ratio (5)	45.80%	26.26%	34.26%	27.70%

(1) Ratios for the three months ended June 30, 2013 and 2012 are annualized.
(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities, annualized.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets, annualized.
(4) The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.
(5) Dividends declared per share divided by basic net income per common share.

	At June 30,	At March 31,	At December 31,	At September 30,	At June 30,
	2013	2013	2012	2012	2012
Asset Quality Ratios:
Non-performing loans to total loans	0.88%	0.90%	1.02%	0.66%	0.56%
Non-performing assets to total assets	0.80%	0.81%	0.92%	0.68%	0.67%
Allowance for loan losses to non-performing loans	136.06%	133.49%	116.60%	184.12%	225.59%
Allowance for loan losses to total loans	1.20%	1.19%	1.19%	1.22%	1.26%

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com